EXHIBIT I
                                                                       ---------





                                [DESCARTES LOGO]

                        The Descartes Systems Group Inc.


                         Annual Meeting of Shareholders

                                  to be held on

                                  July 21, 2003

                        THE DESCARTES SYSTEMS GROUP INC.

       NOTICE OF ANNUAL MEETING OF THE SHAREHOLDERS ("NOTICE OF MEETING")

     NOTICE IS HEREBY GIVEN THAT the Annual Meeting (the "Meeting") of holders of Common Shares of The Descartes System Group Inc. (the "Corporation") will be held on Monday, July 21, 2003, at The Design Exchange, 234 Bay Street, Toronto, Ontario at 4:30 p.m. (Toronto, Ontario time) for the following purposes:

1. TO RECEIVE THE CONSOLIDATED FINANCIAL STATEMENTS OF THE CORPORATION FOR THE FISCAL YEAR ENDED JANUARY 31, 2003 AND THE AUDITORS' REPORT THEREON;

2.   TO ELECT DIRECTORS;

3. TO RE-APPOINT AUDITORS AND TO AUTHORIZE THE BOARD OF DIRECTORS TO FIX THE REMUNERATION OF THE AUDITORS; AND

4. TO TRANSACT SUCH FURTHER AND OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

     The specific details of the foregoing matters to be put before the Meeting are set forth in the Management Information Circular accompanying this Notice of Meeting.

     All shareholders are invited to attend the Meeting. REGISTERED SHAREHOLDERS who are unable to attend the meeting in person are requested to complete, date and sign the enclosed form of proxy and send it in the enclosed envelope or otherwise to the attention of the Proxy Department of Computershare Trust Company of Canada at 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, Facsimile no. (416) 981-9800. To be effective, a proxy must be received not later than 24 hours, Saturdays, Sundays and holidays excepted, prior to the time of holding of the Meeting or any adjournment(s) thereof. NON-REGISTERED SHAREHOLDERS who receive these materials through their broker or other intermediary are requested to follow the instructions for voting provided by their broker or intermediary, which may include the completion and delivery of a voting instruction form.

     Waterloo, Ontario, June 20, 2003.



                                           BY ORDER OF THE BOARD OF DIRECTORS

                                           /s/ J. SCOTT PAGAN
                                           ----------------------------
                                           J. SCOTT PAGAN
                                           CORPORATE SECRETARY

                        THE DESCARTES SYSTEMS GROUP INC.

--------------------------------------------------------------------------------

                         MANAGEMENT INFORMATION CIRCULAR

                                     FOR THE

                         ANNUAL MEETING OF SHAREHOLDERS

                              MONDAY, JULY 21, 2003

--------------------------------------------------------------------------------


                             SOLICITATION OF PROXIES

     THIS MANAGEMENT INFORMATION CIRCULAR (THE "CIRCULAR") IS FURNISHED IN CONNECTION WITH THE SOLICITATION BY AND ON BEHALF OF MANAGEMENT OF THE DESCARTES SYSTEMS GROUP INC. (THE "CORPORATION") OF PROXIES TO BE USED AT THE CORPORATION'S ANNUAL MEETING (THE "MEETING") OF HOLDERS OF COMMON SHARES OF THE CORPORATION (THE "COMMON SHARES") TO BE HELD ON MONDAY, JULY 21, 2003 AT 4:30 P.M. (TORONTO TIME) OR AT ANY ADJOURNMENT(S) THEREOF. It is expected that the solicitation will be primarily by mail, but proxies may also be solicited personally, by advertisement or by telephone by regular employees of the Corporation without special compensation, or by the Corporation's transfer agent, Computershare Trust Company of Canada ("Computershare"), at nominal cost. The cost of solicitation will be borne by the Corporation.


                      APPOINTMENT AND REVOCATION OF PROXIES

     The persons specified in the enclosed form of proxy are officers of the Corporation. A SHAREHOLDER DESIRING TO APPOINT SOME OTHER PERSON TO ATTEND AND ACT ON HIS BEHALF AT THE MEETING MAY DO SO BY INSERTING THE NAME OF SUCH PERSON IN THE BLANK SPACE PROVIDED IN THE FORM OF PROXY OR BY COMPLETING ANOTHER FORM OF PROXY. A PERSON APPOINTED AS A PROXY NEED NOT BE A SHAREHOLDER OF THE CORPORATION.

     A person or company whose name appears on the books and records of the Corporation as a holder of Common Shares is a registered shareholder. A non-registered shareholder is a beneficial owner of Common Shares whose shares are registered in the name of an intermediary (such as a bank, trust company, securities dealer or broker, or a clearing agency in which an intermediary participates).

     REGISTERED SHAREHOLDERS

     A registered shareholder can vote Common Shares owned by it at the Meeting in one of two ways - either in person at the Meeting or by proxy. A registered shareholder who wishes to vote in person at the Meeting should not complete or return the form of proxy included with this Circular. Those registered shareholders choosing to attend the Meeting will have their votes taken and counted at the Meeting. A registered shareholder who does not wish to attend the Meeting or does not wish to vote in person should properly complete and deliver the enclosed form of proxy, and the Common Shares represented by the shareholder's proxy will be voted or withheld from voting in accordance with the instructions indicated on the form of proxy, or any ballot that may be called at the Meeting or any adjournment thereof.

     A registered shareholder may submit his or her proxy by mail or by facsimile in accordance with the instructions below.

     VOTING BY MAIL. A registered shareholder may vote by mail by completing, dating and signing the enclosed form of proxy and returning it using the envelope provided or otherwise to the attention of the Proxy Department of Computershare Trust Company of Canada, the Corporation's transfer agent, at 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1.

     VOTING BY FACSIMILE. A registered shareholder may vote by facsimile by completing, dating and signing the enclosed form of proxy and returning it by facsimile to Computershare Trust Company of Canada at (416) 981-9800.

     TO BE EFFECTIVE, A PROXY MUST BE RECEIVED BY COMPUTERSHARE TRUST COMPANY OF CANADA NO LATER THAN 24 HOURS (SATURDAYS, SUNDAYS AND HOLIDAYS EXCEPTED) PRIOR TO THE TIME OF HOLDING OF THE MEETING OR ANY ADJOURNMENT THEREOF.

     NON-REGISTERED SHAREHOLDERS

     The Corporation has distributed copies of this Circular and accompanying Notice of Meeting to intermediaries for distribution to non-registered shareholders. Unless the non-registered shareholder has waived his or her rights to receive these materials, an intermediary is required to deliver them to the non-registered shareholder and to seek instructions on how to vote the Common Shares beneficially owned by the non-registered shareholder. In many cases, intermediaries will have used a service company to forward these Meeting materials to non-registered shareholders.

     Non-registered shareholders who receive these Meeting materials will typically be given the ability to provide voting instructions in one of two ways.

     Usually a non-registered shareholder will be given a voting instruction form which must be completed and signed by the non-registered shareholder in accordance with the instructions provided by the intermediary. In this case, a non-registered shareholder CANNOT use the mechanisms described above for registered shareholders and MUST follow the instructions provided by the intermediary (which in some cases may allow the completion of the voting instruction form by telephone or the Internet).

     Occasionally, however, a non-registered shareholder may be given a proxy that has already been signed by the intermediary. This form of proxy is restricted to the number of Common Shares beneficially owned by the non-registered shareholder but is otherwise not completed. This form of proxy does not need to be signed by the non-registered shareholder. In this case, the non-registered shareholder can complete the proxy and vote by mail or facsimile only, as described above.

     These procedures are designed to enable non-registered shareholders to direct the voting of their Common Shares. Any non-registered shareholder receiving either a form of proxy or a voting instruction form who wishes to attend and vote at the Meeting in person (or have another person attend and vote on their behalf), should strike out the names of the persons identified in the form of proxy as the proxyholder and insert the non-registered shareholder's (or such other person's) name in the blank space provided or, in the case of a voting instruction form, following the corresponding instructions provided by the intermediary. IN EITHER CASE, THE NON-REGISTERED SHAREHOLDER SHOULD CAREFULLY FOLLOW THE INSTRUCTIONS PROVIDED BY THE INTERMEDIARY.

     REVOCATION OF PROXIES

     A shareholder who has given a proxy may revoke it by depositing an instrument in writing signed by the shareholder or by the shareholder's attorney, who is authorized in writing, or by transmitting, by telephonic or electronic means, a revocation signed by electronic signature by the shareholder or by the shareholder's attorney, who is authorized in writing, to the attention of the Corporate Secretary of the Corporation at 120 Randall Drive, Waterloo, Ontario N2V 1C6, facsimile no. (519)-746-1984, at any time up to and including the last business date preceding the day of the Meeting, or in the case of any adjournment of the Meeting, the last business day preceding the date of the adjournment, or with the Chair of the Meeting on the day of, and prior to the start of, the Meeting or any adjournment thereof. A shareholder may also revoke a proxy in any other manner permitted by law.

                                VOTING OF PROXIES

     On any ballot that may be called for, Common Shares represented by properly executed proxies in favour of the persons specified in the enclosed form of proxy will be voted for or withheld from voting in accordance with the instructions given thereon, and if the shareholder specifies a choice with respect to any matter to be acted upon, the Common Shares will be voted accordingly.

     The enclosed form of proxy confers discretionary authority upon the persons specified in the proxy to decide how to vote on any amendments or variations to matters identified in the accompanying Notice of Meeting and on any other matters which may properly come before the Meeting or any adjournment thereof. As of the date of this Circular, management is not aware of any such amendment, variation or other matter. However, if any amendments or variations to matters identified in the accompanying Notice of Meeting, or any other matters that are not now known to management, should properly come before the Meeting or any adjournment thereof, the Common Shares represented by proxies given in favour of the persons designated by management in the enclosed form of proxy will be voted by those persons in accordance with their best judgment.


                                VOTING OF SHARES

     As at May 31, 2003, the Corporation had 52,231,711 Common Shares outstanding, each entitling the holder to one vote. The Board of Directors has fixed June 20, 2003 as the record date for the Meeting. Shareholders of record at the close of business on June 20, 2003 are entitled to vote the Common Shares registered in their name at that date on each matter to be acted upon at the Meeting, except to the extent that a shareholder has subsequently transferred any Common Shares and the transferee of those Common Shares establishes ownership of such Common Shares and requests, not later than 10 days before the Meeting date, that the transferee's name be included in the list of shareholders prepared for the Meeting. In that case, the transferee is entitled to vote the Common Shares at the Meeting.

     Under normal conditions, confidentiality of voting is maintained by virtue of the fact that proxies and votes are tabulated by the Corporation's transfer agent. However, such confidentiality may be lost as to any proxy or ballot if a question arises as to its validity or revocation or any other like matter. Loss of confidentiality may also occur if the directors decide that disclosure is in the interest of the Corporation or its shareholders.


                       PRINCIPAL HOLDERS OF VOTING SHARES

     The following table sets out the shareholders who, as of May 31, 2003, to the knowledge of the directors and officers of the Corporation, beneficially own, directly or indirectly, or exercise control or direction over, more than 10% of the votes attached to the outstanding Common Shares:

----------------------------- --------------------- ----------------------------
    NAME OF SHAREHOLDER       APPROXIMATE NUMBER OF   % OF TOTAL COMMON SHARES
                               COMMON SHARES OWNED  OUTSTANDING ON MAY 31, 2003
----------------------------- --------------------- ----------------------------
PRIMECAP Management Company         5,690,400                  10.89%
----------------------------- --------------------- ----------------------------


                                    CURRENCY

     In this Circular, unless otherwise specified or the context otherwise requires, all references to "$" and "US$" are to U.S. dollars and all references to "Cdn.$" are to Canadian dollars. All currency amounts, except where otherwise indicated, have been converted into U.S. dollars at the closing foreign exchange rate on January 31, 2003. At that date, the exchange rate was US$1.00 = Cdn.$1.5290.

                     MATTERS TO BE ACTED UPON AT THE MEETING


1. PRESENTATION OF FINANCIAL STATEMENTS

     The audited consolidated financial statements of the Corporation for the fiscal year ended January 31, 2003 and the report of the auditors thereon accompany this Circular or have been mailed to you separately and will be submitted to the Meeting. No vote will be taken on the financial statements.

2. ELECTION OF DIRECTORS

     The number of directors to be elected at the Meeting is five. Under the by-laws, directors of the Corporation are elected annually. Each director will hold office until the next annual meeting or until the successor of such director is duly elected or appointed, unless such office is earlier vacated in accordance with the by-laws.

     IN THE ABSENCE OF A CONTRARY INSTRUCTION, THE PERSONS DESIGNATED BY MANAGEMENT OF THE CORPORATION IN THE ENCLOSED FORM OF PROXY INTEND TO VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES WHOSE NAMES ARE SET FORTH BELOW, EACH OF WHOM HAS BEEN A DIRECTOR SINCE THE YEAR INDICATED BELOW OPPOSITE HIS NAME. Management does not contemplate that any of the nominees will be unable to serve as a director, but if that should occur for any reason prior to the Meeting, the persons named in the enclosed form of proxy reserve the right to vote for another nominee in their discretion.

     The following table sets forth information regarding each person proposed to be nominated for election as a director, including the number of Common Shares owned beneficially, directly or indirectly, or over which control or direction was exercised, by such person or the person's associates or affiliates at the date of this Circular. In the table, Information as to shares beneficially owned or over which control or direction is exercised, not being within the knowledge of the Corporation, has been furnished by the respective proposed nominees individually.

-------------------------------- ------------------ ---------------------- ---------------------
NOMINEE FOR ELECTION AS DIRECTOR   DIRECTOR SINCE    COMMON SHARES OWNED,   OPTIONS TO PURCHASE
                                                    CONTROLLED OR DIRECTED     COMMON SHARES
-------------------------------- ------------------ ---------------------- ---------------------
JOHN L. ALBRIGHT, B.B.A., CFA           1996                52,298                 53,500
TORONTO, ONTARIO
CHAIR OF THE AUDIT COMMITTEE
MEMBER OF THE COMPENSATION COMMITTEE

Mr. Albright is a partner and founder of J.L. Albright Venture Partners, a venture capital firm that specializes in making investments in emerging information technology companies. Prior to J.L. Albright Venture Partner's founding in 1996, Mr. Albright held senior positions with Jefferson Partners, First City Capital Markets and Central Capital Corporation. Mr. Albright also serves as a director of publicly traded companies Basis100 Inc. and Triple G Systems Group Inc. and several private companies including edeal Services Corporation and Q9 Networks Inc.
--------------------------------------------------------------------------------

-------------------------------- ------------------ ---------------------- ---------------------
NOMINEE FOR ELECTION AS DIRECTOR   DIRECTOR SINCE    COMMON SHARES OWNED,   OPTIONS TO PURCHASE
                                                    CONTROLLED OR DIRECTED     COMMON SHARES
-------------------------------- ------------------ ---------------------- ---------------------
JAMES L. BALSILLIE, B. Comm.,          1996                 55,122                 53,500
M.B.A., C.A.
WATERLOO, ONTARIO
MEMBER OF THE AUDIT COMMITTEE
MEMBER OF THE CORPORATE
GOVERNANCE COMMITTEE

James L. Balsillie is Chairman and co-Chief Executive Officer of Research in
Motion Limited ("RIM"), a leading designer, manufacturer and marketer of innovative wireless solutions for worldwide mobile communications. Mr. Balsillie joined RIM in 1992 and is primarily responsible for directing strategy, business development and finance at the company. Prior to RIM and after completing his M.B.A. at Harvard, Mr. Balsillie held senior positions with Sutherland-Schultz
Limited, Prudential-Bache Securities in New York, and the Strategy Consulting and Entrepreneurial Services Group's of Ernst & Young. Mr. Balsillie's community involvement includes past and present service on the boards of Communitech
Technology Association and Wilfred Laurier University. He is also a member of the Ontario Task Force on Competitiveness, Productivity and Economic Progress.
In 2002, Mr. Balsillie founded The Centre for International Governance
Innovation (CIGI), a world-class global research institute focused on the restructuring of international governance, with particular emphasis on financial and economic institutions.

------------------------------------------------------------------------------------------------

CHRIS HEWAT, LL.B., M.B.A.             2000                 1,000                  53,500
TORONTO, ONTARIO
CHAIR OF THE COMPENSATION COMMITTEE

Mr. Hewat is a partner in the law firm of Blake, Cassels & Graydon LLP, having joined the firm in 1987. Mr. Hewat's practice consists of advising companies and investment dealers with respect to securities and business law matters, with particular focus on private and public offerings of securities, mergers and acquisitions, and securities regulatory requirements. Mr. Hewat has served as a director of a number of private and public companies, and is a director of The
Arthritis Society, Ontario Division.

------------------------------------------------------------------------------------------------

PETER J. SCHWARTZ, H.B.A.              1996                 612,604                187,000
WATERLOO, ONTARIO
CHAIRMAN OF THE BOARD
MEMBER OF THE CORPORATE GOVERNANCE COMMITTEE

Mr. Schwartz is Chairman of the Board of Directors of the Corporation. Mr.
Schwartz joined the Corporation in 1990 and has held positions of increasing responsibility including CEO of the Corporation from 1996 to 2002 and co-CEO from 2002-2003. Mr. Schwartz also sits on the boards of publicly traded Triple G
Systems Group Inc. and several private companies including Covarity Inc. Mr.
Schwartz is also a member of the Young President's Organization and was chosen as one of the Financial Post's Top 40 under 40 in 1998.

------------------------------------------------------------------------------------------------

DR. STEPHEN M. WATT, B.Sc.,            2001                 0                      53,500
M. Math, Ph.D.
LONDON, ONTARIO
MEMBER OF THE AUDIT COMMITTEE
MEMBER OF THE COMPENSATION COMMITTEE
MEMBER OF THE CORPORATE GOVERNANCE COMMITTEE

Dr. Watt is a professor of Computer Science in the Department of Computer
Science at the University of Western Ontario and served as Chair of the
Department from 1997-2002. Prior to joining the faculty at the University of
Western Ontario, Dr. Watt was a member of the research staff at the IBM T.J.
Watson Research Center and a professor at the University of Nice. Dr. Watt's areas of research include computer algebra, programming languages, compiler implementation and XML technologies. Dr. Watt also serves as a director of
Waterloo Maple Inc., as director of the Ontario Research Center for Computer
Algebra and is a member, and former director, of The Fields Institute for
Research in Mathematical Sciences. Dr. Watt has received several research awards, including the 1999 Ontario Premier's Research Excellence Award and the
2002 Distinguished Research Professorship from the University of Western
Ontario.
--------------------------------------------------------------------------------

3. APPOINTMENT OF AUDITORS

     At the Meeting, the holders of Common Shares will be requested to vote on the re-appointment of Deloitte & Touche LLP, Chartered Accountants, as auditors of the Corporation to hold office until the next annual meeting of shareholders or until a successor is appointed, and to authorize the Board of Directors to fix the auditors' remuneration. Deloitte & Touche LLP have been the auditors of the Corporation since the fiscal year ended January 31, 1997. For the fiscal year ended January 31, 2003 the Corporation paid Deloitte & Touche LLP fees for audit and audit-related services of $588,959. In addition Deloitte & Touche was paid $491,998 for tax, consulting and other services.

     IN THE ABSENCE OF A CONTRARY INSTRUCTION, THE PERSONS DESIGNATED BY MANAGEMENT OF THE CORPORATION IN THE ENCLOSED FORM OF PROXY INTEND TO VOTE FOR THE RE-APPOINTMENT OF DELOITTE & TOUCHE LLP, CHARTERED ACCOUNTANTS, AS AUDITORS OF THE CORPORATION TO HOLD OFFICE UNTIL THE NEXT ANNUAL MEETING OF SHAREHOLDERS OR UNTIL A SUCCESSOR IS APPOINTED AND TO AUTHORIZE THE BOARD OF DIRECTORS TO FIX THE AUDITORS' REMUNERATION.

                             EXECUTIVE COMPENSATION

1. SUMMARY COMPENSATION TABLE

     The following table sets forth information regarding compensation earned during the Corporation's last three fiscal years by each of the then co-Chief Executive Officers of the Corporation and the four most highly compensated executive officers of the Corporation during the fiscal year ended January 31, 2003 (collectively, the "Named Executive Officers").

                                                                                                  LONG TERM COMPENSATION
                                                                     ANNUAL COMPENSATION(1)               AWARDS
                                                                     ----------------------               ------
                                                                                                      SECURITIES UNDER
                                                                                                          OPTIONS
                                          FISCAL YEAR ENDED    SALARY         BONUS      OTHER(2)         GRANTED
NAME AND PRINCIPAL POSITION                  JANUARY 31,         ($)           ($)         ($)               (#)
--------------------------------             -----------       -------       ------      -------          --------
Peter Schwartz                                   2003          293,005            -       9,254                  -
     Chairman of the Board(3)                    2002          269,585            -      10,155             60,000
                                                 2001          251,901            -      18,554                  -

Manuel Pietra                                    2003          248,115       75,000         735            200,000
     Chief Executive Officer and                 2002           84,524            -           -                  -
      President(4)                               2001                -            -           -                  -

Colley Clarke                                    2003          219,382            -       2,583             50,000
     Executive Vice-President, Finance           2002          170,826       17,000       2,042            110,000
      & Chief Financial Officer                  2001          150,110       16,792      10,564             12,000

Paul Laufert                                     2003          219,634            -       2,583             50,000
     Former Executive Vice-President,            2002          187,182            -       2,042            100,000
      Corporate Development & Corporate          2001          150,110       16,792           -             12,000
      Secretary(5)

Art Mesher                                       2003          214,920            -       2,583                  -
     Executive Vice-President,                   2002          189,000            -       1,963             15,000
     Corporate Strategy and Business             2001          191,936            -       1,865                  -
     Development

Willem Galle                                     2003          203,753            -       2,583                  -
     Former Vice-Chairman(6)                     2002          189,000            -       2,042                  -
                                                 2001          190,909            -       2,058                  -

Notes:
(1) All compensation not paid in U.S. dollars has been converted into U.S. dollars.
(2) Other Annual Compensation includes health, dental and short term disability premiums paid by the Corporation.
(3) In May 2003, the Board of Directors of the Corporation separated the roles of Chairman and Chief Executive Officer to provide for the desired effect of separation of management from the Board of Directors. Accordingly, effective as of that date, Mr. Schwartz became Chairman of the Board and resigned his role as co-Chief Executive Officer of the Corporation. Prior to Mr. Schwartz's appointment as co-Chief Executive Officer of the Corporation in February 2002, Mr. Schwartz served as Chief Executive Officer of the Corporation.
(4) In May 2003 Mr. Pietra was appointed Chief Executive Officer and President of the Corporation. Mr. Pietra was previously appointed co-Chief Executive Officer and President of the Corporation in February 2002. Mr. Pietra's base salary for the fiscal year ended January 31, 2003 was $250,000, payment of which commenced as of February 26, 2002. Prior to February 2002, Mr. Pietra was a consultant to the Corporation for a 4 month period providing strategic advisory services.
(5) Mr. Laufert left the Corporation in May 2003 to pursue other opportunities. Mr. Laufert has agreed, on a consultancy basis, to provide the Corporation with assistance in transitioning his responsibilities for three months following his departure.
(6) Mr. Galle left the Corporation in May 2003 to pursue other opportunities. Mr. Galle has agreed, on a consultancy basis, to provide the Corporation with assistance in transitioning his responsibilities for one month following his departure.

2. OPTION GRANTS DURING THE YEAR ENDED JANUARY 31, 2003

     The following table sets forth information regarding grants of options to acquire Common Shares made by the Corporation to each of the Named Executive Officers during the fiscal year ended January 31, 2003.

                                  % OF TOTAL                   MARKET VALUE OF
                                     OPTIONS                        SECURITIES
                  SECURITIES      GRANTED TO                        UNDERLYING
               UNDER OPTIONS    PARTICIPANTS     EXERCISE OR    OPTIONS ON THE
                     GRANTED       IN FISCAL      BASE PRICE     DATE OF GRANT     EXPIRATION
NAME                  (#)            YEAR        ($/SECURITY)         ($)             DATE
----               ---------    ------------     ------------   --------------    -------------
Manuel Pietra        200,000           25.6%       Cdn.$7.55         Cdn.$7.55    March 1, 2009
Colley Clarke         50,000            6.4%       Cdn.$7.55         Cdn.$7.55    March 1, 2009
Paul Laufert          50,000            6.4%       Cdn.$7.55         Cdn.$7.55    March 1, 2009

     The grants of options to the Named Executive Officers during the fiscal year ended January 31, 2003 provided for quarterly vesting of the options over a period of three years.


3. OPTIONS EXERCISED DURING THE YEAR ENDED JANUARY 31, 2003 AND OPTIONS HELD AT JANUARY 31, 2003

     None of the Named Executive Officers exercised options during the fiscal year ended January 31, 2003. The following table sets forth information regarding the value of unexercised options held by the Named Executive Officers at January 31, 2003.

                   SECURITIES                                                     VALUE OF UNEXERCISED
                    ACQUIRED      AGGREGATE VALUE    UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                   ON EXERCISE       REALIZED         AT END OF PERIOD              AT END OF PERIOD
                   -----------       --------         ----------------              ----------------
                                                  EXERCISABLE  UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
NAME                   (#)             ($)            (#)           ($)            (#)            ($)
---------------      -------         -------      -----------  -------------   -----------  -------------
Peter Schwartz          0               0           174,502        12,498         25,999         8,664
Manuel Pietra           0               0            66,664       133,336              0             0
Colley Clarke           0               0           224,997        66,670              0             0
Paul Laufert            0               0           113,664        59,336              0             0
Art Mesher              0               0           494,020             0              0             0
Willem Galle            0               0           400,000             0              0             0

4. EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT

     The Corporation has an employment agreement with each of the Named Executive Officers. Such contracts provide that if the Named Executive Officer is terminated without cause the Corporation shall give the Named Executive Officer three months' notice or pay the Named Executive Officer three months' salary in lieu thereof in addition to any severance payment. If the Named Executive Officer becomes disabled and is consequently terminated or if the Named Executive Officer is terminated without cause, the Corporation is obligated to pay the Named Executive Officer a severance payment varying in amount between 9 and 21 months' base salary and depending, in certain cases, on the Named Executive Officer's length of service.

     Each Named Executive Officer has been granted options to purchase Common Shares that, in the event of either (i) a "Change in Control" of the Corporation (as defined in each Named Executive Officer's respective option agreement) or
(ii) the termination without cause of the Named Executive Officer's employment with the Corporation, become fully exercisable (to the extent not already fully vested) and expire no later than six months after such event.

     Mr. Mel Steinke's employment with the Corporation as President, Customer and Network Operations terminated in September 2002. Mr. Steinke received a payment from the Corporation of Cdn.$300,000, less withholding taxes, in respect of severance pursuant to the terms of his employment agreement.

     Mr. Laufert's employment with the Corporation terminated in May 2003. Mr. Laufert received a payment from the Corporation of Cdn.$420,475, less withholding taxes, in respect of severance pursuant to the terms of his employment agreement. Mr. Laufert agreed, on a consultancy basis, to provide the Corporation with assistance in transitioning his responsibilities for three months following his departure.

     Mr. Galle's employment with the Corporation terminated in May 2003. Mr. Galle received a payment from the Corporation of Cdn.$375,000, less withholding taxes, in respect of severance pursuant to the terms of his employment agreement. Mr. Galle agreed, on a consultancy basis, to provide the Corporation with assistance in transitioning his responsibilities for one month following his departure.

5.   REPORT ON EXECUTIVE COMPENSATION

     The responsibilities of the Compensation Committee include making recommendations to the Board of Directors relating to the compensation of the chief executive officer of the Corporation and for reviewing and approving the CEO's recommendations respecting the compensation of the senior executives of the Corporation, including the Named Executive Officers (see "Corporate Governance - Committees of the Board").

     The Corporation's compensation program for Named Executive Officers, including the CEO, consists of three main components: (i) salary and benefits;
(ii) the short-term incentive program; and (iii) the long-term incentive program.

     The short-term incentive program consists of a cash bonus designed to reward the achievement of specific current fiscal year and operating targets. Senior executives and key employees of the Corporation are eligible for participation in the short-term incentive program. Bonuses under the short-term incentive program are earned upon achievement of target revenue and operating results and other key corporate objectives established at the outset of the fiscal year, subject to adjustment to reflect any special or unusual circumstances affecting the Corporation during the fiscal year.

     The long-term incentive program consists of grants of options to purchase Common Shares under the Corporation's Stock Option Plan, which are intended to align the interests of the Corporation's employees, including its senior executives, with those of the Corporation's shareholders, rewarding employees for their contribution to the creation of shareholder value. The Stock Option Plan is administered by the Board of Directors. The amount and the terms of outstanding options to purchase Common Shares are taken into account when determining whether and how many new option grants may be made.

     The Corporation's compensation scheme for its Named Executive Officers has placed greater weight on long-term incentive than on annual salary, with the result that Named Executive Officers' salaries are generally at or below industry average levels while options to purchase Common Shares granted to Named Executive Officers provide the potential for overall compensation exceeding industry average levels. This relative emphasis has enabled the Corporation to offer competitive compensation to attract and retain senior executives that it considers to have superior skills and experience, while allowing it to preserve cash resources.

     During the fiscal year ended January 31, 2003 ("fiscal 2003"), the compensation package of both Peter Schwartz in his capacity then as Chairman and co-CEO, and that of Manuel Pietra in his capacity then as co-CEO and President, were reviewed by the Committee. As the Chairman and co-CEO had introduced Mr. Pietra to the Corporation, the Committee reviewed his recommendations respecting Mr. Pietra's compensation package at the time his employment agreement with the Corporation was negotiated. In forming its conclusions, the Committee considered all factors that it deemed relevant, including the financial performance of the Corporation, the duties, responsibilities and performance of each individual, and current compensation levels. Reference was also made to the compensation of chief executive officers of a group of 20 public companies with comparable businesses and revenue ranging from $1,620,000 to $425,000,000, with all but five of these comparable companies having revenue in the range of $27,000,000 to $150,600,000.

     In setting the salaries of the co-CEOs for fiscal 2003, the existing level of salary of the Chairman and co-CEO was determined to be below the median for the comparable companies reviewed. The Committee recommended that the Chairman and co-CEO's salary be increased by 9.5% to $293,000, a level that remained below the median for the comparable companies considered. The salary of the co-CEO and President was set at $250,000, reflecting both the executive's then limited experience with the Corporation as well as the fact that the executive was granted the opportunity to earn a bonus of up to $100,000 based on the performance of the Corporation and the executive. At the commencement of fiscal 2003, the Chairman and co-CEO held options to purchase a number of Common Shares representing approximately 0.5% of the Common Shares then outstanding, which was also determined to be significantly below the median for option grants to the chief executive officers of these companies. The Committee further considered that this relative level of compensation had been maintained as the Corporation had grown in large part as a result of the Chairman and co-CEO, who holds a substantial number of Common Shares, deferring from requesting that the amount of his personal compensation be reconsidered by the Board of Directors, thereby enhancing the Corporation's ability to offer competitive compensation packages to other executive officers of the Corporation.

     The co-CEOs entitlement under the Corporation's short-term incentive program was based on the Corporation's performance in fiscal 2003 against the same fiscal year and operating targets as applicable to other senior executives of the Corporation with responsibility for those targets. In light of the Corporation's failure to attain its revenue targets, no bonus was payable to the Chairman and co-CEO or, except as noted below, to the other Named Executive Officers for fiscal 2003. In the case of the co-CEO and President, the Compensation Committee determined to award a bonus of $75,000 for his performance in fiscal 2003, or 75% of the maximum bonus for which he was eligible, having regard primarily to the extent and success of the executive's efforts in his first year with the Corporation in acquainting himself with the business and taking initiative to reduce expenses as it became apparent that revenue would fall below levels expected at the outset of the fiscal year. In determining the co-CEO and President's bonus, the Committee also considered the fact that the Corporation's annual operating income (loss) target was attained although the annual revenue target was not met; the fact that the bonus targets were based upon a budget that the executive had not participated in preparing at the time he was appointed co-CEO and President; and the lower level of base salary of the executive relative to that of the Chairman and co-CEO.

     As the bonus entitlement of the Named Executive Officers was assessed in the period following the completion of fiscal 2003, the Committee had available to it a study of a third party benefits consultant commissioned by the Corporation respecting executive compensation, as well as the result of a study of executive compensation by 10 Canadian public companies and 17 US public companies with businesses comparable to that of the Corporation's undertaken by the Committee for the purpose of setting executive compensation for the fiscal year ending January 31, 2004. These companies reported revenue ranging from $18,204,000 to $455,465,000, with all but five of these comparable companies having revenue in the range of less than $250,000,000. These studies supported the approach adopted by the Committee of putting increased emphasis on bonus relative to base salary in the weighting of cash compensation of the chief executive officer.

     In determining its approach to the grant of options to purchase Common Shares to the co-CEOs, the Corporation considered the responsibilities of each executive, the extent of the executive's shareholdings and previous grants of options to purchase Common Shares, and the level of stock option grants by comparable companies to their respective chief executive officer. On the basis of its consideration of the foregoing, the Committee determined that it would not recommend any new grant of options to purchase Common Shares to the Chairman and co-CEO in fiscal 2003. At the time of entering its employment agreement with the co-CEO and

President, the Committee approved an initial grant of options to purchase 200,000 Common Shares to the executive. In addition, the Committee approved a further grant of options to purchase 50,000 Common Shares to the executive, provided that the Corporation's annual revenue and operating targets for fiscal 2003 were met. As the Corporation's revenue target for fiscal 2003 was not met, the additional options to purchase 50,000 Common Shares were not granted to the executive. Details respecting the grant of options to purchase Common Shares to Named Executive Officers are described under the heading "Executive Compensation
- 2. Option Grants During the Year Ended January 31, 2003".

     The compensation of the Named Executive Officers other than the co-CEOs was reviewed by the Compensation Committee relative to the compensation packages established for the co-CEOs. The compensation of the co-CEOs and the other Named Executive Officers for fiscal 2003, the details of which are set forth above under "Executive Compensation - 1. Summary Compensation Table", was approved by the Board of Directors of the Corporation in accordance with the recommendations of the Committee.

     Submitted by the Compensation Committee          Mr. Chris Hewat (Chair)
                                                      Mr. John Albright
                                                      Dr. Stephen Watt

6. PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Common Shares to the cumulative total return of the S&P/TSX Composite Index(1) and the TSX Technology Software Subgroup Index for the Corporation's last five fiscal years.


                               [PERFORMANCE GRAPH]


                          JAN 31/98  JAN 31/99  JAN 31/00  JAN 31/01  JAN 31/02  JAN 31/03
ACTUAL DATA (CDN. $)
Descartes (DSG)                7.00      13.00      45.00      42.05       9.90       4.71
S&P/TSX Composite Index     6700.20    6730.00    8481.11    9321.87    7648.49    6569.49
TSX Technology Software     2157.21    2295.03    3958.12    2074.43    1271.06     830.16
  Subgroup Index

NOMINAL DATA (CDN.$)
Descartes (DSG)                 100        186        643        601        141         67
S&P/TSX Composite Index         100        100        127        139        114         98
TSX Technology Software         100        106        183         96         59         38
  Subgroup Index

Note
(1) The TSE 300 Index was replaced by the S&P/TSX Composite Index on May 1, 2002. The historical values of the TSE 300 Index and the S&P/TSX Composite Index are identical for the period in question (1998 to 2003).


7. COMPENSATION OF DIRECTORS

     Based on a review of board compensation practices, and in consideration of the need and desirability of compensating outside directors appropriately for the time and effort expended and the responsibilities assumed in their capacity as directors, the Board of Directors adopted a formal policy for compensation of outside directors effective February 1, 2002. Pursuant to this policy, outside directors of the Corporation are compensated with an annual cash retainer of Cdn.$7,500 and a fee for each meeting of the Board of Directors or any committee thereof attended of Cdn.$500 per meeting. In addition, outside board members are entitled to options granted in accordance with the Corporation's Stock Option Plan, subject to a limit on the aggregate number of Common

Shares under option granted to outside directors of 1% of the outstanding Common Shares. In accordance with this policy, during the fiscal year ended January 31, 2003, each outside director was granted options to purchase 43,500 Common Shares at a price of Cdn.$5.04 per share vesting over a period of five years from the date of the grant. Directors of the Corporation are entitled to be reimbursed for expenses incurred by them in their capacity as directors. Directors of the Corporation who are also officers or employees of the Corporation are not paid for acting in their capacity as directors of the Corporation.

     In accordance with the foregoing, during the fiscal year ended January 31, 2003, the outside directors of the Corporation were paid cash compensation for serving as directors (other than reimbursement of travel and other expenses incurred in fulfilling their duties as directors) as detailed in the table below. Also, during the fiscal year ended January 31, 2003, other than as set out in the table below, none of the directors of the Corporation were granted options under the Corporation's Stock Option Plan.

                               CASH                     % OF TOTAL                   MARKET VALUE
                       COMPENSATION                        OPTIONS                  OF SECURITIES
                        (OTHER THAN      SECURITIES     GRANTED TO                     UNDERLYING
                   REIMBURSEMENT OF   UNDER OPTIONS   PARTICIPANTS   EXERCISE OR   OPTIONS ON THE
                   TRAVEL AND OTHER         GRANTED      IN FISCAL    BASE PRICE    DATE OF GRANT    EXPIRATION
NAME                      EXPENSES)           (#)         YEAR       ($/SECURITY)        ($)            DATE
----                      ---------       ---------   ------------   ------------   -------------   ------------
John Albright                 8,176          43,500       5.6%         Cdn.$5.04       Cdn.$5.04    May 27, 2009
James Balsillie               7,848          43,500       5.6%         Cdn.$5.04       Cdn.$5.04    May 27, 2009
Christopher Hewat             7,195          43,500       5.6%         Cdn.$5.04       Cdn.$5.04    May 27, 2009
Peter Schwartz                    -               -          -                 -               -               -
Dr. Stephen Watt              8,176          43,500       5.6%         Cdn.$5.04       Cdn.$5.04    May 27, 2009

     The grant of options to the outside directors during the fiscal year ended January 31, 2003 provided for vesting of the options over a period of five years.

8. DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

     In January 2002, the directors' and officers' liability insurance policy was renewed for a 15 month period with a total coverage amount of $25,000,000, which required the Corporation to pay a deductible of up to $200,000 for each claim and premiums for this period of $621,212. Effective May 2003, the directors' and officers' liability insurance policy was renewed for a period of at least 12 months with a total coverage amount of $25,000,000, which requires the Corporation to pay a deductible of up to $250,000 for each non-securities claim and a deductible of $500,000 for each securities claim, and has annual premiums of $756,800.


                     INDEBTEDNESS OF DIRECTORS AND OFFICERS

     No director or officer or any of their respective associates or affiliates is or has been indebted to the Corporation or its subsidiaries at any time since the beginning of the most recently completed financial year of the Corporation.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Blake, Cassels & Graydon LLP, in which Mr. Hewat is a partner, provided legal services to the Corporation during the fiscal year ended January 31, 2003 and is expected to provide legal services to the Corporation in the fiscal year ending January 31, 2004. For the fiscal year ended January 31, 2003, Blake, Cassels & Graydon LLP was paid fees of $781,557.

     No person who has been a director or an officer of the Corporation or any proposed nominee for election as a director at any time since the beginning of the Corporation's last completed fiscal year, or any associate of any such director or officer or nominee, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting, except as otherwise disclosed in this Circular. Except as otherwise disclosed in this Circular, no insider of the Corporation, proposed nominee for election as a director of the Corporation or any associate or affiliate of any insider or proposed nominee has or had a material interest, direct or indirect, in any transaction since the beginning of the Corporation's last fiscal year or in any proposed transaction to be entered into by the Corporation.

                              CORPORATE GOVERNANCE

     The Corporation's Board of Directors and senior management consider good corporate governance to be central to the effective and efficient operation of the Corporation. Over the past year, both management and the Board of Directors have closely monitored and, where appropriate, responded to both Canadian and U.S. regulatory developments aimed at improving corporate governance, increasing corporate accountability and maximizing the transparency of public company disclosure.

     One of the most significant corporate governance developments affecting the Corporation in the fiscal year ended January 31, 2003 was the U.S. Sarbanes-Oxley Act, which became law on July 30, 2002. This legislation increases management accountability for violations of U.S. securities laws and amends U.S. securities laws pertaining to corporate disclosure and conflicts of interest. Many provisions of this legislation apply to the Corporation despite the fact that it is not a U.S. company. One important requirement of this Act is the certification of disclosure in a foreign company's annual report. The Corporation's principal executive officers and principal financial officers are required to certify financial and other information contained in the Corporation's annual report filed with the U.S. Securities and Exchange Commission. The Corporation's principal executive officer and principal financial officer have made the required certifications as part of the Corporation's annual report for the fiscal year ended January 31, 2003.

     As the Corporation has increased its focus on corporate governance initiatives that would meet the Corporation's objectives of increased accountability and transparency, the Corporation announced on May 5, 2003 that, commencing with its first quarter results for the three months ended April 30, 2003, it would no longer refer to non-GAAP financial measures in reporting its earnings (losses).

     The Corporation has a sound governance structure in place for both management and the Board of Directors, and a comprehensive system of internal controls aimed at ensuring reliability of financial records. These structures and systems are reviewed and assessed on a frequent basis to account for developments in both Canada and the United States relating to corporate governance, accountability and disclosure.

     The following is a summary of the current system of corporate governance established by the Corporation.

1. MANDATE OF THE BOARD

     The mandate of the Board of Directors is to supervise the management of the business and affairs of the Corporation and to act with a view to the best interests of the Corporation. In fulfilling its mandate, the Board of Directors, among other matters, is responsible for:

     o reviewing, at the beginning of each fiscal year, the business plan and financial goals of the Corporation as well as longer term strategic plans prepared and elaborated by management and, throughout the year, monitoring the achievement of the objectives set;

     o ensuring that it is properly informed, on a timely basis, of all important issues and developments involving the Corporation and its business environment;

     o ensuring the implementation of appropriate systems or plans to manage the important issues and developments involving the Corporation;

     o    overseeing the Corporation's strategic direction; and

     o appointing senior management and monitoring key executive performance and business results.

     The Board of Directors met formally 8 times during the fiscal year ended January 31, 2003, all of which meetings were fully attended. In addition, the Board of Directors met several times informally with two or more directors present by telephone or otherwise.

2. COMMITTEES OF THE BOARD

     The Board of Directors currently has three committees: the Audit Committee, Compensation Committee and Corporate Governance Committee. The committees, their mandates and membership are discussed below:

AUDIT COMMITTEE

     o    The Audit Committee's primary responsibilities consist of:

     o engaging the independent accountants to the Corporation to audit the Corporation's financial statements;

     o discussing the scope and results of the audit with the independent accountants;

     o reviewing with the Corporation's executive officers and the independent accountants the Corporation's interim and year-end operating results and the permitted non-audit services to be performed by the independent accountants; and

     o reviewing the adequacy of the internal accounting controls and audit procedures of the Corporation.

     On June 12, 2000, the Board of Directors adopted a written Audit Committee Charter setting out the scope of the Audit Committee's responsibilities and membership requirements. The Audit Committee Charter was adopted to comply with Nasdaq rules established in December 1999 respecting the composition and functioning of audit committees. A copy of the Audit Committee Charter is attached to this Circular as Appendix "A".

     As of the last day of the fiscal year ended January 31, 2003, the Audit Committee was composed of three unrelated and independent directors: Mr. John Albright (Chair), Mr. James Balsillie and Dr. Stephen Watt. The Audit Committee met formally five times during the fiscal year ended January 31, 2003, all of which meetings were fully attended by the members of the Audit Committee. In addition, the Audit Committee met several times informally with two or more committee members present by telephone or otherwise. Further, on at least a quarterly basis, the Chair of the Audit Committee met with the Corporation's CFO and the Corporation's auditors.

     COMPENSATION COMMITTEE

     The Compensation Committee is primarily responsible for:

     o reviewing, assessing and recommending to the Board of Directors any changes to the compensation of the chief executive officer

     o reviewing and approving the chief executive officer's recommendations respecting the compensation of the other senior executives of the Corporation; and

     o reviewing, assessing and recommending to the Board of Directors any changes to the compensation of the individual members of the Board of Directors.

     The Board of Directors has adopted a written Compensation Committee Charter setting out the scope of the Compensation Committee's responsibilities and membership requirements. A copy of the Compensation Committee Charter is attached to this Circular as Appendix "B".

     As of January 31, 2003, the Compensation Committee was composed of three directors: Mr. Chris Hewat (Chair), Mr. John Albright and Dr. Stephen Watt. Mr. Hewat is a partner of the law firm Blake, Cassels & Graydon LLP, which provided legal services to the Corporation during the fiscal year ended January 31, 2003 (see "Certain Relationships and Related Transactions"). The Compensation Committee met formally three times during the fiscal year ended January 31, 2003, all of which meetings were fully attended by the members of the Compensation Committee. In addition, the Compensation Committee met several times informally with two or more committee members present by telephone or otherwise, and the Chair of the Compensation Committee met with the Chairman and co-CEO of the Corporation on several occasions.

     CORPORATE GOVERNANCE COMMITTEE

     The Corporate Governance Committee was established following the conclusion of the fiscal year ended January 31, 2003, with its primary responsibility being to assist the Board of Directors in fulfilling its responsibilities by overseeing the Corporation's corporate governance policies and making policy recommendations aimed at enhancing the Board of Directors' effectiveness. The Board of Directors has adopted a written Corporate Governance Committee Charter setting out the scope of the Corporate Governance Committee's responsibilities and membership requirements. A copy of the Corporate Governance Committee Charter is attached to this Circular as Appendix "C".

     The Corporate Governance Committee is currently composed of three directors: Mr. James Balsillie, Mr. Peter Schwartz, and Dr. Stephen Watt.

3. TSX GUIDELINES

     In February 1995, the TSX adopted as a listing requirement that every listed company incorporated in Canada or a Province of Canada disclose on an annual basis its approach to corporate governance with reference to the TSX's guidelines for effective corporate governance (the "TSX Guidelines"). The TSX Guidelines, which are not mandatory, contain recommendations with respect to the constitution of boards of directors and committees of the board, their functions, their independence from management and other procedures for ensuring sound corporate governance. In April 2002, the TSX announced proposed amendments to the Guidelines which are currently under review by the Ontario Securities Commission. The Board of Directors' current corporate governance guidelines and practice already include a number of the corporate governance reforms proposed by the TSX. The Board of Directors is, however, reviewing the proposed amendments to the TSX Guidelines in order to implement the most effective corporate governance policies and practices for the Corporation.

     The following is a summary of the Corporation's corporate governance practices relative to each of the TSX Guidelines:

1. THE BOARD SHOULD EXPLICITLY ASSUME RESPONSIBILITY FOR THE STEWARDSHIP OF THE CORPORATION AND SPECIFICALLY FOR THE:

     (a)  ADOPTION OF A STRATEGIC PLANNING PROCESS

          At the beginning of each fiscal year, the Board of Directors reviews the business plan and financial goals of the Corporation as well as longer term strategic plans prepared and elaborated by management and, throughout the year, monitoring the achievement of the objectives set.

     (b) IDENTIFICATION OF PRINCIPAL RISKS AND IMPLEMENTATION OF APPROPRIATE RISK MANAGEMENT SYSTEMS

          Principal business risks are assessed by the Board of Directors during the review of the strategic plan and at other intervals as needed. The Board of Directors' responsibility insofar as it relates to financial risk is assigned to the Audit Committee, which reviews the risk management systems with management and the auditors.

     (c) SUCCESSION PLANNING, INCLUDING APPOINTING, TRAINING AND MONITORING SENIOR MANAGEMENT

          This responsibility for preparing a succession plan and for developing the Corporation's senior management is assigned to the Corporate Governance Committee.

     (d)  COMMUNICATIONS POLICY

          The Corporation has adopted a disclosure policy approved by the Board of Directors that is designed to assist the Corporation in meeting its objective of providing timely, consistent and credible dissemination of information, consistent with disclosure requirements under applicable securities law. A disclosure committee comprised of members of management is responsible for overseeing the Corporation's disclosure practices. All press releases are approved by the disclosure committee and, where appropriate, by the Board of Directors. The Chief Executive Officer and President of the Corporation, Chief Financial Officer and Corporate Secretary of the Corporation are responsible for investor relations functions.

     (e)  INTEGRITY OF INTERNAL CONTROL AND MANAGEMENT INFORMATION SYSTEMS.

          The Corporation has a comprehensive system of internal controls aimed at ensuring reliability of financial records.

2.   THE MAJORITY OF DIRECTORS SHOULD BE UNRELATED.

     The Board of Directors is currently composed of five members, a majority of which are "unrelated directors" in accordance with the TSX Guidelines.

3. DISCLOSE FOR EACH DIRECTOR WHETHER HE OR SHE IS RELATED AND HOW THAT CONCLUSION WAS REACHED.

     The TSX Guidelines define an "unrelated director" as one who is independent of management and is free from any interest or any business or other relationship which could, or could reasonably be perceived to, materially interfere with his ability to act with a view to the best interests of the Corporation, other than interests arising from shareholding. In determining whether a particular director is a "related director" or an "unrelated director", the Board of Directors examined the factual circumstances of each director and considered them in the context of other relevant factors.

     One of the directors, Peter Schwartz, Chairman of the Board of Directors of the Corporation, served as CEO of the Corporation from 1996 to 2002 and as co-CEO of the Corporation from February 2002 until May 2003. The Board of Directors has considered whether Mr. Schwartz is a related director under the TSX Guidelines, and has concluded that Mr. Schwartz is independent of management and that his former role in management of the Corporation would not materially interfere with his ability to act in the best interests of the Corporation. Despite this conclusion, given the potential that Mr. Schwartz could, at this time, be perceived to be not independent of management, the Board of Directors has determined to classify Mr. Schwartz as a related director.

     One of the directors, Chris Hewat, is a partner in the law firm Blake, Cassels & Graydon LLP, which provides legal services to the Corporation (see "Certain Relationships and Related Transactions" above). The Board of Directors has considered whether Mr. Hewat is a related director under the TSX

     Guidelines, and has concluded, based on its experience with Mr. Hewat and the nature of his firm's relationship with the Corporation, that he is independent of management and that this relationship would not materially interfere with his ability to act in the best interests of the Corporation. Despite this conclusion, given the potential that Mr. Hewat could be perceived to be not independent of management as a result of the relationship between Mr. Hewat's firm and the Corporation, the Board of Directors has determined to classify Mr. Hewat as a related director.

     None of the other directors, being John Albright, James Balsillie and Dr. Stephen Watt, is considered to have any relationship with the Corporation that would result in him being considered a related director.

4. APPOINT A COMMITTEE RESPONSIBLE FOR PROPOSING NEW NOMINEES FOR APPOINTMENT COMPOSED EXCLUSIVELY OF OUTSIDE DIRECTORS, A MAJORITY OF WHOM ARE UNRELATED.

     This responsibility is assigned to the Corporate Governance Committee. Please refer to the Corporate Governance Committee Charter attached hereto as Appendix "C".

5. IMPLEMENT A PROCESS FOR ASSESSING THE EFFECTIVENESS OF THE BOARD, ITS COMMITTEES AND INDIVIDUAL DIRECTORS.

     This responsibility is assigned to the Corporate Governance Committee. Please refer to the Corporate Governance Committee Charter attached hereto as Appendix "C".

6.   PROVIDE ORIENTATION AND EDUCATION PROGRAMS FOR NEW DIRECTORS.

     This responsibility is assigned to the Corporate Governance Committee. Please refer to the Corporate Governance Committee Charter attached hereto as Appendix "C".

7.   CONSIDER SIZE OF BOARD WITH A VIEW TO IMPROVING EFFECTIVENESS.

     The Board of Directors has reviewed the issues of board size and determined that the current Board of Directors size of five directors is sufficient, and that it will seek additional candidates for appointment to the Board of Directors who complement the existing directors' abilities and experience and who are willing to expend the time necessary to fulfill the obligations of a director.

8. REVIEW THE ADEQUACY AND FORM OF COMPENSATION OF DIRECTORS IN LIGHT OF RISKS AND RESPONSIBILITIES.

     This responsibility is assigned to the Compensation Committee. Please refer to the Compensation Committee Charter attached hereto as Appendix "B".

9. BOARD COMMITTEES SHOULD GENERALLY BE COMPOSED OF OUTSIDE DIRECTORS, A MAJORITY OF WHOM ARE UNRELATED.

     Each of the Board of Directors' committees complies with this guideline.

10. APPOINT A COMMITTEE RESPONSIBLE FOR TSX CORPORATE GOVERNANCE ISSUES FOR COMPLIANCE WITH THE TSX GUIDELINES.

     This responsibility is assigned to the Corporate Governance Committee. Please refer to the Corporate Governance Committee Charter attached hereto as Appendix "C".

11. (A) DEFINE LIMITS TO MANAGEMENT'S RESPONSIBILITIES BY DEVELOPING MANDATES FOR THE BOARD AND THE CEO.

     The mandate of the Board of Directors is discussed above (see "Corporate Governance - Mandate of the Board"). The Board of Directors has prepared a series of mandates, including short and long-term objectives, for the CEO.

     (B)  BOARD SHOULD APPROVE THE CEO'S CORPORATE OBJECTIVES.

     Each year, the Board of Directors reviews and approves corporate objectives developed by management. The Compensation Committee recommends to the Board of Directors for approval the CEO's compensation based on, among other things, performance against these objectives.

12. ESTABLISH PROCEDURES TO ENABLE THE BOARD TO FUNCTION INDEPENDENTLY OF MANAGEMENT.

     In May 2003, the Corporation determined to separate the positions of Chairman and Chief Executive Officer, providing for the desired separation of management from the Board of Directors. The Corporate Governance Committee provides further independence from management. It is the forum to receive any expression of concern from a director, including a concern regarding the independence of the Board of Directors from management. The Board of Directors has the opportunity to meet in camera (without management present) at each meeting of the Board of Directors.

13.  (A) THE AUDIT COMMITTEE SHOULD HAVE A SPECIFICALLY DEFINED MANDATE.

     On June 12, 2000, the Board of Directors adopted a written Audit Committee Charter setting out the scope of the Audit Committee's responsibilities and membership requirements. A copy of the Audit Committee Charter is attached to this Circular as Appendix "A".

     (B)  ALL MEMBERS OF THE AUDIT COMMITTEE SHOULD BE OUTSIDE DIRECTORS.

     All members of the Audit Committee are outside directors.

14. IMPLEMENT A SYSTEM TO ENABLE INDIVIDUAL DIRECTORS TO ENGAGE OUTSIDE ADVISORS AT THE CORPORATION'S EXPENSE.

     Individual directors are entitled to engage outside advisors at the expense of the Corporation with the approval of the Corporate Governance Committee.


                                     GENERAL

     All matters referred to herein for approval by the shareholders require a simple majority of the shareholders voting at the Meeting, whether in person or by proxy. Except where otherwise indicated, information contained herein is given as of the date hereof.

                               DIRECTORS' APPROVAL

     The contents and the sending of this Circular have been approved by the Board of Directors of the Corporation. A copy of this Circular has been sent to each director of the Corporation, each shareholder entitled to notice of the Meeting and to the auditors of the Corporation.

     Dated as of June 20, 2003.

                                            /s/ J. SCOTT PAGAN
                                            ------------------------------
                                            J. SCOTT PAGAN
                                            CORPORATE SECRETARY

                                  APPENDIX "A"
                                  ------------

                        THE DESCARTES SYSTEMS GROUP INC.


                             Audit Committee Charter

Adopted by the Board of Directors on June 12, 2000

A.   PURPOSE AND SCOPE

     The primary function of the Audit Committee (the "Committee") is to assist the Board of Directors in fulfilling its responsibilities by reviewing: (i) the financial reports provided by the Corporation to the Securities and Exchange Commission ("SEC"), the Corporation's stockholders or to the general public, and (ii) the Corporation's internal financial and accounting controls.


B.   COMPOSITION

     The Committee shall be comprised of a minimum of three directors as appointed by the Board of Directors, who shall meet the independence and audit committee composition requirements under any rules or regulations of The Nasdaq National Market, as in effect from time to time, and each such director shall be free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of his or her independent judgement as a member of the Committee.

     All members of the Committee shall either (i) be able to read and understand fundamental financial statements, including a balance sheet, cash flow statement and income statement, or (ii) be able to do so within a reasonable period of time after appointment to the Committee. At least one member of the Committee shall have employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

     The Board of Directors may appoint one member who does not meet the independence requirements set forth above and who is not a current employee of the Corporation or an immediate family member of such employee if the Board of Directors, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required in the best interests of the Corporation and its stockholders. The Board of Directors shall disclose in the next proxy statement after such determination the nature of the relationship and the reasons for the determination.

     The members of the Committee shall be elected by the Board of Directors at the meeting of the Board of Directors following each annual meeting of stockholders and shall serve until their successors shall be duly elected and qualified or until their earlier resignation or removal. Unless a Chair is elected by the full Board of Directors, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

C.   RESPONSIBILITIES AND DUTIES

     To fulfil its responsibilities and duties the Committee shall:

Document Review
---------------

1. Review and assess the adequacy of this Charter periodically as conditions dictate, but at least annually (and update this Charter if and when appropriate).

Independent Accounting Firm
---------------------------

2. Recommend to the Board of Directors, the selection of the independent accounting firm, and approve the fees and other compensation to be paid to the independent accounting firm. The Committee and the Board of Directors shall have the ultimate authority and responsibility to select, evaluate and, when warranted, replace such independent accounting firm (or to recommend such replacement for stockholder approval in any proxy statement).

3. On an annual basis, receive from the independent accounting firm a formal written statement identifying all relationships between the independent accounting firm and the Corporation consistent with Independence Standards Board ("ISB") Standard 1. The Committee shall actively engage in a dialogue with the independent accounting firm as to any disclosed relationships or services that may impact its independence. The Committee shall take, or recommend that the Board of Directors take, appropriate action to oversee the independence of the independent accounting firm.

4. On an annual basis, discuss with representatives of the independent accounting firm the matters required to be discussed by Statement on Auditing Standards ("SAS") 61, as it may be modified or supplemented.

5. Meet with the independent accounting firm prior to the audit to review the planning and staffing of the audit.

6. Evaluate the performance of the independent accounting firm and recommend to the Board of Directors any proposed discharge of the independent accounting firm when circumstances warrant. The independent accounting firm shall be ultimately accountable to the Board of Directors and the Committee.

Financial Reporting Processes
-----------------------------

7. In consultation with the independent accounting firm and management, review annually the adequacy of the Corporation's internal financial and accounting controls.

Compliance
----------

8. To the extent deemed necessary by the Committee, it shall have the authority to engage outside counsel and/or independent accounting consultants to review any matter under its responsibility.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

                                  APPENDIX "B"
                                  ------------

                        THE DESCARTES SYSTEMS GROUP INC.

                         Compensation Committee Charter


A.   PURPOSE AND SCOPE

     The primary function of the Compensation Committee (the "Committee") of the Board of Directors (the "Board") is to exercise the responsibilities and duties set forth below, including but not limited to, determining and making recommendations with respect to all forms of compensation to be granted to the Chief Executive Officer of the Corporation, and reviewing the Chief Executive Officer's recommendations respecting compensation of the other senior executives of the Corporation.

B.   COMPOSITION

     The Committee shall be comprised of a minimum of three directors as appointed by the Board, a majority of whom shall be independent and unrelated as determined in accordance with TSX Guidelines and other wise meet any applicable independence and committee composition requirements under any applicable rules or regulations of The Nasdaq National Market or securities laws in effect from time to time.

     The members of the Committee shall be elected by the Board at the meeting of the Board following each annual meeting of stockholders and shall serve until their successors shall be duly elected and qualified or until their earlier resignation or removal. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

C.   RESPONSIBILITIES AND DUTIES

     To fulfil its responsibilities and duties the Committee shall:

     o Administer and interpret the Corporation's stock option plan and its policies respecting the grant of options thereunder, and review and recommend for approval of the Board the grant of options thereunder and the terms thereof

     o Review and recommend to the Board of Directors for approval the annual salary, bonus, stock options and other benefits direct and indirect, of the Chief Executive Officer

     o Review and approve the Chief Executive Officer's recommendations for the annual salary, bonus, stock options, and the other benefits, direct and indirect, of the other senior executives of the Corporation

     o Prepare an annual report for inclusion in the Corporation's management information circular to shareholders respecting the process undertaken by the Committee in its review and preparing a recommendation in respect of Chief Executive Officer compensation

     o Review on a periodic basis the terms of and experience with the Corporation's executive compensation programs for the purpose of determining if they are properly co-ordinated and achieving the purpose for which they were designed and administered

     o    Recommend to the Board the appropriate level of director compensation

     o Review and assess the adequacy of this Charter periodically as conditions dictate to ensure compliance with any rules of regulations promulgated by any regulatory body and recommend to the Board for its approval any modifications to this Charter as considered

     o Oversee the Corporation's compliance with any rules promulgated by any regulatory body prohibiting loans to officers and directors of the Corporation.

                                  APPENDIX "C"
                                  ------------
                        THE DESCARTES SYSTEMS GROUP INC.

                     Corporate Governance Committee Charter

A.   PURPOSE AND SCOPE

     The primary responsibility of the Corporate Governance Committee (the "Committee") is to assist the Board of Directors (the "Board") in fulfilling its responsibilities by overseeing the Corporation's corporate governance policies and make policy recommendations aimed at enhancing Board effectiveness.


B.   COMPOSITION

     The Committee shall be comprised of a minimum of three directors as appointed by the Board, a majority of whom shall be independent and unrelated as determined in accordance with TSX Guidelines and other wise meet any applicable independence and committee composition requirements under any applicable rules or regulations of The Nasdaq National Market or securities laws in effect from time to time.

     The members of the Committee shall be elected by the Board at the meeting of the Board following each annual meeting of stockholders and shall serve until their successors shall be duly elected and qualified or until their earlier resignation or removal. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.


C.   RESPONSIBILITIES AND DUTIES

     To fulfil its responsibilities and duties the Committee shall:

     1.   OVERSIGHT OF CORPORATE GOVERNANCE PRACTICES

     o Conduct a periodic review of the Corporation's corporate governance policies and make policy recommendations aimed at enhancing Board and committee effectiveness

     o Ensure appropriate structure, size, composition, mandate and membership of Board committees o Propose agenda items and content for submissions to the Board related to corporate governance issues and provides periodic updates on recent developments in corporate governance

     o Conduct a periodic review of the relationship between management and the Board

     o Review and approve the Corporation's response to the TSX Guidelines and comparable U.S. guidelines and requirements

     2.   MANAGEMENT OF BOARD AND COMMITTEE ACTIVITIES

     o Review annually the mandates of the Board and each committee and recommends amendments as it believes are necessary or desirable

     o Make recommendations regarding Board meeting dates and agendas, committee meetings, the frequency and content of meetings, and the need for special meetings

     o Determine annually which Board and committee members are considered to be unrelated, recommending its determination to the Board and providing the related analysis

     o Ensure effective communication between management and the Board, particularly with respect to the provision of information to directors in a timely manner

     o Recommend procedures to permit Board to function independently of management, including procedures to permit Board to meet on a regular basis without a member of management present

     3.   EVALUATION OF BOARD EFFECTIVENESS

     o Review the amount and form of director's compensation to ensure that it is competitive and aligns the interests of directors and shareholders

     o Conduct at least annually an evaluation of the effectiveness of the Board and its committees

     o Conduct an annual evaluation of the effectiveness of individual directors

     4.   RECRUITMENT AND EDUCATION OF DIRECTORS

     o Identify, evaluate and recommend suitable candidates for nominees as directors

     o Establish criteria for election, re-election and retirement as a director

     o Responsible for orientation of new directors and ongoing education of directors

     5.   SUCCESSION PLANNING

     o    Responsible for succession planning for the CEO.

                                [DESCARTES LOGO]

                                    DESCARTES

                        The Descartes Systems Group Inc.
                             Corporate Headquarters
                                120 Randall Drive
                        Waterloo, Ontario N2V 1C6 Canada
                               Tel: (519) 746-8110
                            Toll Free (800) 419-8495
                               Fax: (519) 747-0082
                            eMail: info@descartes.com
                                   ------------------

                                www.descartes.com

                        THE DESCARTES SYSTEMS GROUP INC.

                                  FORM OF PROXY

                         ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED BY OR ON BEHALF OF MANAGEMENT OF THE DESCARTES SYSTEMS GROUP INC. (THE "CORPORATION") FOR THE ANNUAL MEETING OF SHAREHOLDERS (THE "MEETING") TO BE HELD AT THE DESIGN EXCHANGE, 234 BAY STREET TORONTO, ONTARIO, ON JULY 21, 2003 AT 4:30 P.M. (TORONTO, ONTARIO TIME).

The undersigned holder of common shares ("Common Shares") of the Corporation hereby revokes any proxy previously given and appoints Manuel Pietra, Chief Executive Officer of the Corporation or, failing him, J. Scott Pagan, Corporate Secretary of the Corporation, or instead of either of them, ________________________________, as the nominee and proxy of the undersigned, with full power of substitution, to attend, vote the Common Shares represented by this proxy and otherwise act for the undersigned at the Meeting and at any adjournment(s) thereof and on every ballot that may take place in consequence thereof to the same extent and with the same power as if the undersigned were personally present at the Meeting or adjournment(s) thereof, with the authority to vote at the proxyholder's discretion except as otherwise specified below. Without limiting the general powers hereby conferred, the undersigned hereby directs the proxyholder to vote the Common Shares represented by this proxy in the following manner:

          (a) VOTE FOR [ ] or WITHHOLD FROM VOTING [ ] (or, if not specified, VOTE FOR) the election of the persons nominated as directors of the Corporation as listed in the accompanying Management Information Circular.

          (b) VOTE FOR [ ] or WITHHOLD FROM VOTING [ ] (or, if not specified, VOTE FOR) the appointment of Deloitte & Touche LLP, Chartered Accountants, as auditors of the Corporation and the authorization of the Board of Directors of the Corporation to fix the remuneration of the auditors.

                                  IF NO CHOICE IS SPECIFIED IN THE PROXY WITH
                                  RESPECT TO A PARTICULAR MATTER SET OUT IN
                                  THE ACCOMPANYING NOTICE OF ANNUAL MEETING,
                                  THE COMMON SHARES REPRESENTED BY THE PROXY
                                  WILL BE VOTED IN FAVOUR OF SUCH MATTERS.

                                  EACH HOLDER OF COMMON SHARES HAS THE RIGHT
                                  TO APPOINT A PERSON (WHO NEED NOT BE A
                                  SHAREHOLDER OF THE CORPORATION) OTHER THAN
                                  THE PERSONS DESIGNATED BY MANAGEMENT OF THE
                                  CORPORATION, TO ATTEND AND ACT ON THE
                                  HOLDER'S BEHALF AT THE MEETING. Such right may be exercised either by inserting the name of the person to be appointed in the space provided above, or by completing another proper form of proxy.

                                  IN THE CASE OF REGISTERED SHAREHOLDERS, THIS
                                  PROXY OR OTHER PROPER FORM OF PROXY SHOULD
                                  BE COMPLETED, DATED AND SIGNED, AND SENT BY
                                  MAIL IN THE ENCLOSED ENVELOPE TO THE
                                  ATTENTION OF THE PROXY DEPARTMENT OF
                                  COMPUTERSHARE TRUST COMPANY OF CANADA AT 100
                                  UNIVERSITY AVENUE, 9TH FLOOR, TORONTO,
                                  ONTARIO, M5J 2Y1. THIS PROXY MAY ALSO BE
                                  SENT TO COMPUTERSHARE TRUST COMPANY OF
                                  CANADA BY FAX AT (416) 981-9800. To be
                                  effective, a proxy must be deposited and received by Computershare Trust Company of Canada not later than 24 hours (Saturdays, Sundays and holidays excepted) prior to the holding of the Meeting or any adjournment(s) thereof.

                                  IN THE CASE OF NON-REGISTERED SHAREHOLDERS
                                  WHO RECEIVE THIS PROXY THROUGH THEIR BROKER
                                  OR OTHER INTERMEDIARY, THE INSTRUCTIONS
                                  PROVIDED BY THE BROKER OR OTHER INTERMEDIARY
                                  SHOULD BE CAREFULLY FOLLOWED IN ORDER TO
                                  ENSURE THEIR COMMON SHARES ARE VOTED AT THE
                                  MEETING.

                                  DATED the _____day of _______________, 2003.

                                  ----------------------------
                                  Signature of holder of Common Shares

                                  ----------------------------
                                  Name of holder of Common Shares (Please Print)

                (IMPORTANT, READ NOTES ON REVERSE BEFORE SIGNING)

Notes
-----

1. The signature of the holder of Common Shares on this proxy must match exactly the name appearing on the front of this proxy. If the Common Shares represented by this form of proxy are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered owners should sign this form of proxy.

2. If this proxy is not dated in the space provided, it shall be deemed to bear the date on which it was mailed by or on behalf of the Corporation.

3. This proxy must be signed by the holder of Common Shares or an attorney duly authorized in writing or, if the holder of Common Shares is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized. Executors, administrators, trustees, guardians, attorneys and officers of corporations should add their titles when signing. If the proxy is signed on behalf of a corporation or another individual, the Corporation may, in its discretion, require documentation evidencing the power to sign the proxy with the signing capacity stated.